NATIXIS ASSET MANAGEMENT ADVISORS, L.P.
399 Boylston Street
Boston, MA  02116

June 1, 2011

Natixis Funds Trust I
Natixis U.S. Multi-Cap Equity Fund
399 Boylston Street
Boston, MA  02116
Attn:  Michael C. Kardok, Treasurer

Re:  Natixis U.S. Multi-Cap Equity Fund Advisory
Agreement Addendum

Dear Mr. Kardok:

The Advisory Agreement dated October 30, 2000 between
Natixis Funds Trust I (formerly, CDC Nvest Funds Trust I)
(the "Fund") with respect to its Natixis U.S. Multi-Cap
Equity Fund (formerly, CDC Nvest Star Advisers Fund)
(the "Series") and Natixis Asset Management Advisors,
L.P. (formerly, CDC IXIS Asset Management Advisers,
L.P.) (the "Manager") is hereby revised, effective June 1,
2011, to delete Section 7 and to replace it with the following:

	7.	As full compensation for all services
rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to the annual rate of 0.80% of the average daily net assets of the Series (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

Natixis Asset Management Advisors, L.P.
By:   Natixis Distribution Corporation, its general partner

By:   /s/ David L. Giunta
Name:	David L. Giunta
Title:	President and Chief Executive Officer




ACCEPTED AND AGREED TO:
Natixis Funds Trust I, on behalf of
Natixis U.S. Multi-Cap Equity Fund


By:	/s/ Michael C. Kardok
	Michael C. Kardok
Title:	Treasurer

Date:	June 1, 2011



3
Exhibit 77Q1(e)